EXHIBIT 4.15

Certificate of Designation of Terms of
Fixed-to-Floating Rate Non-cumulative Preferred Stock, Series S
CUSIP: 313586752

1. Designation, Par Value and Number of Shares.

The designation of the series of preferred stock of the Federal National Mortgage Association (“Fannie Mae”) created by this resolution shall be “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S” (the “Series S Preferred Stock”), and the number of shares initially constituting the Series S Preferred Stock is 280,000,000, which number of shares may be increased by the Board of Directors of Fannie Mae, or a duly authorized committee thereof, in accordance with Section 7 below. Shares of Series S Preferred Stock will have no par value and a stated value of $25 per share. Shares of Series S Preferred Stock will have no stated maturity date, and, subject to Section 3 below, will be perpetual. The Board of Directors of Fannie Mae, or a duly authorized committee thereof, in its sole discretion, may reduce the number of shares of Series S Preferred Stock, provided such reduction is not below the number of shares of Series S Preferred Stock then outstanding.

2. Dividends.

(a) For each Dividend Period from December 11, 2007 to but excluding December 31, 2010 (each such Dividend Period, a “Fixed Rate Dividend Period”), holders of outstanding shares of Series S Preferred Stock (each individually a “Holder”, or collectively, the “Holders”) shall be entitled to receive, ratably, when, as and if declared by the Board of Directors, in its sole discretion, out of funds legally available therefor, non-cumulative cash dividends at a rate of 8.25% per annum per share of Series S Preferred Stock. Dividends on the Series S Preferred Stock shall accrue from and include December 11, 2007 and will be payable when, as and if declared by the Board of Directors quarterly on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), commencing on March 31, 2008. If a Dividend Payment Date is not a Business Day, the related dividend (if declared) will be paid on the next succeeding Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. A “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are authorized or required by law to close. Dividends will be paid to Holders on the record date fixed by the Board of Directors or a duly authorized committee thereof, which will be no earlier than 45 days or later than 10 days prior to the applicable Dividend Payment Date.

If declared, the initial dividend, which will be for the period from and including the date of issuance to but excluding March 31, 2008, will be $0.6302 per share and will be payable on March 31, 2008. Thereafter, if declared, quarterly dividends for each Fixed Rate Dividend Period will be $0.5156 per share. The “Dividend Period” relating to a Dividend Payment Date will be the period from and including the preceding Dividend Payment Date (or, in the case of the initial dividend, December 11, 2007) to but excluding such Dividend Payment Date. For each Fixed Rate Dividend Period that is less than a full Fixed Rate Dividend Period, dividends payable on the Series S Preferred Stock will be computed on the basis of a 360 day year consisting of twelve 30 day months, with the dividend for such partial Fixed Rate Dividend Period computed by dividing the per annum dividend rate by 360, and multiplying that amount by the number of days in such partial Fixed Rate Dividend Period (using the 30 day month, 360 day year convention) and the stated value of $25 per share, the product of which will be rounded to the fourth digit after the decimal point. (If the fifth digit to the right of the decimal point is five or greater, the fourth digit will be rounded up by one.) Dividends payable on the Series S Preferred Stock for each full Fixed Rate Dividend Period will be computed by dividing the per annum dividend rate by four, and multiplying the result by the stated value per share of $25, the product of which will be rounded to the fourth digit after the decimal point. (If the fifth digit to the right of the decimal point is five or greater, the fourth digit will be rounded up by one.)

(b) For the Dividend Period beginning on December 31, 2010 and for each Dividend Period thereafter (each such Dividend Period, a “Floating Rate Dividend Period”), Holders of outstanding shares of Series S Preferred Stock shall be entitled to receive, ratably, when, as and if declared by the Board of Directors, in its sole discretion, out of funds legally available therefor, non-cumulative quarterly dividends which will accrue at a per annum rate equal to the greater of (i) 7.75% and (ii) the sum of 3-Month LIBOR plus 4.23%. On December 31, 2010 and each March 31, June 30, September 30 and December 31 thereafter, the previously applicable dividend rate will be replaced and the dividend rate for the Floating Rate Dividend Period beginning on such date will be determined in accordance with the immediately preceding sentence. Dividends on the Series S Preferred Stock for Floating Rate Dividend Periods will be payable when, as and if declared by the Board of Directors on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), commencing on March 31, 2011. If a Dividend Payment Date is not a Business Day, the related dividend (if declared) will be paid on the next succeeding Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. Dividends will be paid to Holders on the record date fixed by the Board of Directors or a duly authorized committee thereof, which will be no earlier than 45 days or later than 10 days prior to the applicable Dividend Payment Date.

In determining the dividend rate for any Floating Rate Dividend Period, 3-Month LIBOR for such Floating Rate Dividend Period will be calculated by the Calculation Agent on the second London Business Day immediately preceding the first day of such Floating Rate Dividend Period (each a “LIBOR Determination Date”). A “London Business Day” is defined as any day on which commercial banks are open for business (including dealings in foreign exchange and deposits in U.S. dollars) in London, England.

Dividends payable on the Series S Preferred Stock for any full or partial Floating Rate Dividend Period will be computed based on the actual number of days elapsed during that period and a 360 day year, with the dividend for such Floating Rate Dividend Period computed by dividing the per annum dividend rate applicable to that Floating Rate Dividend Period by 360, and multiplying that amount by the actual number of days elapsed in such Floating Rate Dividend Period and the stated value of $25 per share, the product of which will be rounded to the fourth digit after the decimal point. (If the fifth digit to the right of the decimal point is five or greater, the fourth digit will be rounded up by one.) If Fannie Mae redeems the Series S Preferred Stock during a Floating Rate Dividend Period, the dividend that would otherwise be payable for the then current quarterly Floating Rate Dividend Period will be included in the redemption price of the shares redeemed and will not be separately payable.

“3-Month LIBOR” is as follows:

(1) the rate (expressed as a percentage per annum) for U.S. dollar deposits having a three-month maturity that appears on Reuters Screen LIBOR01 as of 11:00 a.m. (London time) on the related LIBOR Determination Date. “Reuters Screen LIBOR01” means the display designated as “Reuters Screen LIBOR01 Page” or such other page as may replace Reuters Screen LIBOR01 Page on that service or such other service or services as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying London interbank offered rates for U.S. dollar deposits. If at least two rates appear on the Reuters Screen LIBOR01, the rate on the LIBOR Determination Date will be the arithmetic mean of such rates;

(2) if the rate specified in clause (1) above cannot be identified on the related LIBOR Determination Date, then the Calculation Agent will request the principal London offices of five leading banks (which may include affiliates of the Underwriters) in the London interbank market selected by the Calculation Agent (after consultation with Fannie Mae, if Fannie Mae is not then acting as Calculation Agent) to provide those banks’ offered quotations (expressed as percentages per annum) to prime banks in the London interbank market for deposits in U.S. dollars having a three-month maturity as of 11:00 a.m. (London time) on such LIBOR Determination Date. If at least two quotations are provided, then 3-Month LIBOR will be the arithmetic mean determined by the Calculation Agent of the quotations obtained (and, if five quotations are provided, eliminating the highest quotation (or in the event of equality, one of the highest) and the lowest quotation (or in the event of equality, one of the lowest));

(3) if fewer than two quotations are provided as requested in clause (2) above, then the Calculation Agent will request five major banks (which may include affiliates of the Underwriters) in New York, New York selected by the Calculation Agent (after consultation with Fannie Mae, if Fannie Mae is not then acting as Calculation Agent) to provide those banks’ offered quotations (expressed as percentages per annum) to leading European banks for loans having a three-month maturity in U.S. dollars as of 11:00 a.m. (New York City time) on such LIBOR Determination Date. If at least two quotations are provided, then 3-Month LIBOR will be the arithmetic mean determined by the Calculation Agent of the quotations obtained (and, if five quotations are provided, eliminating the highest quotation (or in the event of equality, one of the highest) and the lowest quotation (or in the event of equality, one of the lowest)); and

(4) if fewer than two quotations are so provided as requested in clause (3) above, then 3-Month LIBOR as of such LIBOR Determination Date will be 3-Month LIBOR determined for the immediately preceding Dividend Period. If the applicable Dividend Period is the first Floating Rate Period beginning on December 31, 2010, then 3-Month LIBOR will be the rate for deposits in U.S. dollars having a three-month maturity that appeared, as of 11:00 a.m. (London time) on the most recent London Business Day preceding the LIBOR Determination Date for which the rate was displayed on Reuters Screen LIBOR01 with respect to deposits commencing on the second London Business Day following that date.

The Calculation Agent’s determination of the 3-Month LIBOR and the dividend rate will be final and binding absent manifest error.

(c) No dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Fannie Mae or any other stock of Fannie Mae ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, junior to the Series S Preferred Stock) may be declared or paid or set apart for payment on Fannie Mae’s common stock (or on any other stock of Fannie Mae ranking, as to the payment of dividends, junior to the Series S Preferred Stock) unless dividends have been declared and paid or set apart (or ordered to be set apart) on the Series S Preferred Stock for the then-current quarterly Dividend Period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the Holders of Series S Preferred Stock in the event that dividends have not been declared or paid or set apart (or ordered to be set apart) on the Series S Preferred Stock in respect of any prior Dividend Period. If the full dividend on the Series S Preferred Stock is not paid for any quarterly Dividend Period (including a dividend that is not paid because regulatory approval is not granted), the Holders of Series S Preferred Stock will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on Fannie Mae’s common stock (or any other stock of Fannie Mae ranking, as to the payment of dividends, junior to the Series S Preferred Stock) for such Dividend Period.

(d) The Board of Directors of Fannie Mae, or a duly authorized committee thereof, may, in its discretion, choose to pay dividends on the Series S Preferred Stock without the payment of any dividends on Fannie Mae’s common stock (or any other stock of Fannie Mae ranking, as to the payment of dividends, junior to the Series S Preferred Stock).

(e) No full dividends shall be declared or paid or set apart for payment on any stock of Fannie Mae ranking, as to the payment of dividends, on a parity with the Series S Preferred Stock for any period unless full dividends have been declared and paid or set apart for payment on the Series S Preferred Stock for the then-current quarterly Dividend Period. When dividends are not paid in full upon the Series S Preferred Stock and all other classes or series of stock of Fannie Mae, if any, ranking, as to the payment of dividends, on a parity with the Series S Preferred Stock, all dividends declared upon shares of Series S Preferred Stock and all such other stock of Fannie Mae will be declared pro rata so that the amount of dividends declared per share of Series S Preferred Stock and all such other stock will in all cases bear to each other the same ratio that accrued dividends per share of Series S Preferred Stock (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and such other stock bear to each other.

(f) No dividends may be declared or paid or set apart for payment on any shares of Series S Preferred Stock if at the same time any arrears exist or default exists in the payment of dividends on any outstanding class or series of stock of Fannie Mae ranking, as to the payment of dividends, prior to the Series S Preferred Stock.

(g) Holders of Series S Preferred Stock will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.

3. Optional Redemption.

(a) The Series S Preferred Stock shall not be redeemable prior to December 31, 2010. On that date, and on each fifth anniversary thereafter, subject to (x) the notice provisions set forth in Section 3(b) below, (y) the receipt of any required regulatory approvals and (z) any further limitations which may be imposed by law, Fannie Mae may redeem the Series S Preferred Stock, in whole or in part, out of funds legally available therefor, at the redemption price of $25 per share plus an amount equal to the amount of the dividend (whether or not declared) for the then-current quarterly Dividend Period accrued to but excluding the date of such redemption, but without accumulation of unpaid dividends on the Series S Preferred Stock for prior Dividend Periods. The amount of dividends per share payable at redemption will be calculated in accordance with Section 2(b) above. If less than all of the outstanding shares of Series S Preferred Stock are to be redeemed, Fannie Mae will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible) or by any other method that the Board of Directors of Fannie Mae, or a duly authorized committee thereof, in its sole discretion deems equitable.

(b) In the event Fannie Mae shall redeem any or all of the Series S Preferred Stock as aforesaid, Fannie Mae will give written or electronic notice of any such redemption to Holders of Series S Preferred Stock not less than 30 days prior to the date fixed by the Board of Directors of Fannie Mae, or duly authorized committee thereof, for such redemption. Each such notice will state: (1) the number of shares of Series S Preferred Stock to be redeemed and, if fewer than all of the shares of Series S Preferred Stock held by a Holder are to be redeemed, the number of shares to be redeemed from such Holder; (2) the redemption price; (3) the redemption date; and (4) the place at which a Holder’s certificate(s) representing shares of Series S Preferred Stock must be presented upon such redemption. Failure to give notice, or any defect in the notice, to any Holder of Series S Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of Series S Preferred Stock being redeemed.

(c) Notice having been given as herein provided, from and after the redemption date, dividends on the Series S Preferred Stock called for redemption shall cease to accrue and such Series S Preferred Stock called for redemption will no longer be deemed outstanding, and all rights of the Holders thereof as registered holders of such shares of Series S Preferred Stock will cease. Upon surrender in accordance with said notice of the certificate(s) representing shares of Series S Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of Fannie Mae, or a duly authorized committee thereof, shall so require and the notice shall so state), such shares shall be redeemed by Fannie Mae at the redemption price aforesaid. Any shares of Series S Preferred Stock that shall at any time have been redeemed shall, after such redemption, be cancelled and not reissued. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the Holder thereof.

(d) The Series S Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. In addition, Holders of Series S Preferred Stock will have no right to require redemption of any shares of Series S Preferred Stock.

4. Liquidation Rights.

(a) Upon any voluntary or involuntary dissolution, liquidation or winding up of Fannie Mae, after payment or provision for the liabilities of Fannie Mae and the expenses of such dissolution, liquidation or winding up, the Holders of outstanding shares of the Series S Preferred Stock will be entitled to receive out of the assets of Fannie Mae or proceeds thereof available for distribution to stockholders, before any payment or distribution of assets is made to holders of Fannie Mae’s common stock (or any other stock of

Fannie Mae ranking, as to the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, junior to the Series S Preferred Stock), the amount of $25 per share plus an amount, determined in accordance with Section 2 above, equal to the dividend (whether or not declared) for the then-current quarterly Dividend Period accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the Series S Preferred Stock for prior Dividend Periods.

(b) If the assets of Fannie Mae available for distribution in such event are insufficient to pay in full the aggregate amount payable to Holders of Series S Preferred Stock and holders of all other classes or series of stock of Fannie Mae, if any, ranking, as to the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, on a parity with the Series S Preferred Stock, the assets will be distributed to the Holders of Series S Preferred Stock and holders of all such other stock pro rata, based on the full respective preferential amounts to which they are entitled (but without, in the case of any noncumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods).

(c) Notwithstanding the foregoing, Holders of Series S Preferred Stock will not be entitled to be paid any amount in respect of a dissolution, liquidation or winding up of Fannie Mae until holders of any classes or series of stock of Fannie Mae ranking, as to the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, prior to the Series S Preferred Stock have been paid all amounts to which such classes or series are entitled.

(d) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of Fannie Mae, nor the merger, consolidation or combination of Fannie Mae into or with any other entity or the merger, consolidation or combination of any other entity into or with Fannie Mae, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 4.

(e) After payment of the full amount of the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae to which they are entitled pursuant to paragraphs (a), (b) and (c) of this Section 4, the Holders of Series S Preferred Stock will not be entitled to any further participation in any distribution of assets by Fannie Mae.

5. No Conversion or Exchange Rights.

The Holders of shares of Series S Preferred Stock will not have any rights to convert such shares into or exchange such shares for shares of any other class or classes, or of any other series of any class or classes, of stock or obligations of Fannie Mae.

6. No Pre-Emptive Rights.

No Holder of Series S Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any pre-emptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, or any other shares, rights, options or other securities of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

7. Voting Rights; Amendments.

(a) Except as provided below, the Holders of Series S Preferred Stock will not be entitled to any voting rights, either general or special.

(b) Without the consent of the Holders of Series S Preferred Stock, Fannie Mae will have the right to amend, alter, supplement or repeal any terms of this Certificate or the Series S Preferred Stock (1) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent with any other provision herein or (2) to make any other provision with respect to matters or questions arising with respect to the Series S Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation so long as such action does not materially and adversely affect the interests of the Holders of Series S Preferred Stock; provided, however, that any increase in the amount of authorized or issued Series S Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of stock of Fannie Mae, whether ranking prior to, on a parity with or junior to the Series S Preferred Stock, as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, or otherwise, will not be deemed to materially and adversely affect the interests of the Holders of Series S Preferred Stock.

(c) Except as set forth in paragraph (b) of this Section 7, the terms of this Certificate or the Series S Preferred Stock may be amended, altered, supplemented, or repealed only with the consent of the Holders of at least two-thirds of the shares of Series S Preferred Stock then outstanding, given in person or by proxy, either in writing or at a meeting of stockholders at which the Holders of Series S Preferred Stock shall vote separately as a class. On matters requiring their consent, Holders of Series S Preferred Stock will be entitled to one vote per share.

(d) The rules and procedures for calling and conducting any meeting of Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors of

Fannie Mae, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the Series S Preferred Stock are listed at the time (if so listed).

8. Additional Classes or Series of Stock.

The Board of Directors of Fannie Mae, or a duly authorized committee thereof, shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional classes or series of stock of Fannie Mae, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof. Any such class or series of stock may rank prior to, on a parity with or junior to the Series S Preferred Stock as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, or otherwise.

9. Priority.

For purposes of this Certificate of Designation, any stock of any class or series of Fannie Mae shall be deemed to rank:

(a) Prior to the shares of Series S Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in preference or priority to the Holders of shares of Series S Preferred Stock.

(b) On a parity with shares of Series S Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, whether or not the dividend rates or amounts, dividend payment dates or redemption or liquidation prices per share, if any, be different from those of the Series S Preferred Stock, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other, as between the holders of such class or series and the Holders of shares of Series S Preferred Stock.

(c) Junior to shares of Series S Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, if such class shall be common stock of Fannie Mae or if the Holders of shares of Series S Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in preference or priority over the holders of such class or series.

(d) The shares of Preferred Stock of Fannie Mae designated “5.25% Non-Cumulative Preferred Stock, Series D” (the “Series D Preferred Stock”), “5.10% Non-Cumulative Preferred Stock, Series E” (the “Series E Preferred Stock”), “Variable Rate Non-Cumulative Preferred Stock, Series F” (the “Series F Preferred Stock”), “Variable Rate Non-Cumulative Preferred Stock, Series G” (the “Series G Preferred Stock”), “5.81% Non-Cumulative Preferred Stock, Series H” (the “Series H Preferred Stock”), “5.375% Non-Cumulative Preferred Stock, Series I” (the “Series I Preferred Stock”), “5.125% Non-Cumulative Preferred Stock, Series L” (the “Series L Preferred Stock”), “4.75% Non-Cumulative Preferred Stock, Series M” (the “Series M Preferred Stock”), “5.50% Non-Cumulative Preferred Stock, Series N” (the “Series N Preferred Stock”), “Non-Cumulative Preferred Stock, Series O” (the “Series O Preferred Stock”), “Non-Cumulative Convertible Series 2004-1 Preferred Stock” (the “Series 2004-1 Preferred Stock”), “Variable Rate Non-Cumulative Preferred Stock, Series P” (the “Series P Preferred Stock”), “6.75% Non-Cumulative Preferred Stock, Series Q” (the “Series Q Preferred Stock”), and “7.625% Non-Cumulative Preferred Stock, Series R” (the “Series R Preferred Stock”) shall be deemed to rank on a parity with shares of Series S Preferred Stock as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae. Accordingly, the holders of record of Series D Preferred Stock, the holders of record of Series E Preferred Stock, the holders of record of Series F Preferred Stock, the holders of record of Series G Preferred Stock, the holders of record of Series H Preferred Stock, the holders of record of Series I Preferred Stock, the holders of record of Series L Preferred Stock, the holders of record of Series M Preferred Stock, the holders of record of Series N Preferred Stock, the holders of record of Series 2004-1 Preferred Stock, the holders of record of Series O Preferred Stock, the holders of record of Series P Preferred Stock, the holders of record of Series Q Preferred Stock, the holders of record of Series R Preferred Stock, and the Holders of Series S Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other.

10. Transfer Agent, Dividend Disbursing Agent and Registrar.

Fannie Mae hereby appoints Computershare Trust Company, N.A., as its initial transfer agent, dividend disbursing agent and registrar for the Series S Preferred Stock. Fannie Mae may at any time designate an additional or substitute transfer agent, dividend disbursing agent and registrar for the Series S Preferred Stock.

11. Notices.

Any notice provided or permitted by this Certificate of Designation to be made upon, or given or furnished to, the Holders of Series S Preferred Stock by Fannie Mae shall be made by first-class mail, postage prepaid, to the addresses of such Holders as they appear on the books and records of Fannie Mae or by other written or electronic means to designated accounts of such Holders. Such notice shall be deemed to have been sufficiently made upon deposit thereof in the United States mail or electronic transmission to a designated account of the Holder. Notwithstanding anything to the contrary contained herein, in the case of the suspension of regular mail service or by reason of any other cause it shall be impracticable, in Fannie Mae’s judgment, to give notice by mail, or if Fannie Mae has reason to believe other notification means would be ineffective, then such notification may be made, in Fannie Mae’s discretion, by publication in a newspaper of general circulation in The City of New York or by hand delivery to the addresses of Holders as they appear on the books and records of Fannie Mae.

Receipt and acceptance of a share or shares of the Series S Preferred Stock by or on behalf of a Holder shall constitute the unconditional acceptance by such Holder (and all others having beneficial ownership of such share or shares) of all of the terms and provisions of this Certificate of Designation. No signature or other further manifestation of assent to the terms and provisions of this Certificate of Designation shall be necessary for its operation or effect as between Fannie Mae and the Holder (and all such others).